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Meritor Reports Fourth-Quarter and Fiscal Year 2017 Results

Fourth Quarter Revenue Increases Approximately 27 Percent Year Over Year

TROY, Mich. (Nov. 15, 2017) ̶ Meritor, Inc. (NYSE:MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2017.

Fourth-Quarter Highlights

•	Sales were $922 million.

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor were each $239 million.

•	Diluted earnings per share from continuing operations were $2.63.

•	Adjusted income from continuing operations attributable to Meritor was $56 million, or $0.62 of Adjusted diluted earnings per share.

•	Adjusted EBITDA was $98 million.

•	Adjusted EBITDA margin was 10.6 percent.

Fourth-Quarter Results
For the fourth quarter of fiscal year 2017, Meritor posted sales of $922 million, up $194 million or approximately 27 percent, from the same period last year. This increase was primarily due to higher production in all of the company’s regions and new business wins.
Net income attributable to Meritor and net income from continuing operations attributable to Meritor were each $239 million or $2.63 per diluted share, compared with net income attributable to Meritor and net income from continuing operations attributable to Meritor of $474 million or $5.34 per diluted share, in the prior year. The decreases in net income attributable to Meritor and income from continuing operations were due primarily to a $438 million reversal of the company’s tax valuation allowance in the United States in fiscal year 2016 that did not repeat in fiscal year 2017, partially offset by a $154 million after-tax gain on the sale of the company’s interest in the Meritor WABCO joint venture.
Adjusted income from continuing operations attributable to the company in the fourth quarter was $56 million, or $0.62 of Adjusted diluted earnings per share, compared with $30 million, or $0.34 of Adjusted diluted earnings per share, in the prior year. Adjusted income was up year over year primarily due to higher revenue in all of the company’s regions.
Adjusted EBITDA was $98 million, compared with $74 million in the fourth quarter of fiscal year 2016. Adjusted EBITDA margin for the fourth quarter of fiscal year 2017 was 10.6 percent, compared with 10.2 percent in the same period last year. The Adjusted EBITDA margin improvement was driven primarily by conversion on higher revenue.
Cash flow provided by operating activities in the fourth quarter of fiscal year 2017 was $40 million, compared with cash provided of $60 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2017 was negative $3 million, compared to cash provided of $33 million in the same period last year. The year-over-year declines were driven in part by higher capital expenditures in the fourth quarter of fiscal year 2017, as well as asbestos insurance settlements in fiscal 2016 that did not repeat in fiscal year 2017.
Fourth-Quarter Segment Results
Commercial Truck & Industrial sales were $728 million, up $187 million or approximately 35 percent, compared with the same period last year. The increase in sales was primarily driven by higher production in all of the company’s regions and new business wins.
Segment adjusted EBITDA for the Commercial Truck & Industrial segment was $73 million for the quarter, up $34 million from the fourth quarter of fiscal year 2016. Segment adjusted EBITDA margin was 10.0 percent, compared to 7.2 percent from the same period last year. The increase in Segment adjusted EBITDA margin was primarily driven by conversion on higher revenue and material, labor, and burden performance partially offset by higher allocated asbestos expense driven by favorable insurance settlements executed last year which did not repeat.
The Aftermarket & Trailer segment posted sales of $226 million, up $14 million or approximately 7 percent, from the same period last year, due primarily to higher aftermarket volumes in North America and Europe.
Segment adjusted EBITDA for Aftermarket & Trailer was $28 million, compared with $29 million in the fourth quarter of fiscal year 2016. Segment adjusted EBITDA margin was 12.4 percent, down 1.3 percentage points from the same period last year. The decrease in Segment adjusted EBITDA margin was primarily attributable to higher allocated asbestos expense driven by favorable insurance settlements executed last year which did not repeat.

Fiscal Year Results

For fiscal year 2017, Meritor posted sales of $3.347 billion, up $148 million or approximately 5 percent from the prior year, primarily due to new business wins and higher production in Europe, China and South America, which more than offset lower Class 8 truck production in North America.

Net income attributable to Meritor was $324 million, or $3.59 per diluted share (net income of $325 million or $3.60 per diluted share from continuing operations), compared to $573 million or $6.23 per diluted share (net income of $577 million or $6.27 per diluted share from continuing operations), in the same period last year. The decreases in net income attributable to Meritor and income from continuing operations were due primarily to a $438 million reversal of our tax valuation allowance in the United States in fiscal year 2016 that did not repeat in fiscal year 2017, partially offset by a $154 million after-tax gain on the sale of the company’s interest in the Meritor WABCO joint venture.
Adjusted income from continuing operations in fiscal year 2017 was $170 million, or $1.88 of Adjusted diluted earnings per share, compared to $151 million, or $1.64 of Adjusted diluted earnings per share, in the prior year.
Adjusted EBITDA was $347 million in fiscal year 2017, compared with $327 million in fiscal year 2016. Adjusted EBITDA margin was 10.4 percent in fiscal year 2017, up 20 basis points compared with the prior fiscal year. This margin increase was primarily driven by conversion on higher revenue and continued material, labor and burden performance partially offset by the impact of higher net steel costs and higher variable compensation accruals.
Cash flow from operating activities in the full fiscal year was $176 million, compared to $204 million in fiscal year 2016. Free cash flow for the full fiscal year was $81 million, as compared to $111 million in fiscal year 2016. Cash flow from operating activities and Free cash flow were lower in fiscal year 2017 primarily due to asbestos insurance settlements in fiscal year 2016 that did not repeat in fiscal year 2017.
Fiscal Year 2017 Highlights
New Business and Contract Extensions
In fiscal year 2017, the company was awarded important new contracts with customers in various regions of the world to supply linehaul and heavy haul axles and brakes.

The company also continues to grow its off-highway, specialty and defense businesses with wins that included a new contract to provide the P600 tandem axle to Kenworth for a heavy haul customer in the Middle East and to Navistar Defense for its MaxxPro Recovery Vehicle program, as well as a contract to supply transfer cases for the new GM and Navistar Class 4 and 5 medium-duty truck. Earlier in the year, Meritor announced a new supplier agreement with the REV Group in North America which will equip its bus, fire and specialty vehicles with Meritor’s fully dressed axle assemblies.
The company believes that the new business wins secured during fiscal year 2017 will contribute approximately $160 million in revenue during fiscal year 2019.
In addition to new business, Meritor also extended contracts with existing customers including Volvo, Hino and Iveco.
Acquisition of Product Portfolio and Technologies of Fabco Holdings, Inc.
On Sept. 5, 2017, Meritor announced that it had acquired the product portfolio and related technologies of Fabco Holdings, Inc. and its subsidiaries.
This transaction provides the company with an expanded portfolio of complementary products, including transfer cases, specialty gear boxes, auxiliary transmissions and power take-off units for medium, heavy and extra heavy vehicles for on- and off-highway, construction, defense, rail and other industrial applications. These products are available to both OE and aftermarket customers.
As a result, Meritor now has the opportunity to offer its global customers a wider breadth of capabilities and an expanded portfolio of complementary products. The acquisition is expected to help the company diversify its customer base and expand into the rail and oil & gas industries not currently served by the company.
The company believes that the Fabco transaction will contribute approximately $50 million in revenue during fiscal year 2019.
Retiree Benefit Modifications
On Sept. 8, 2017, Meritor determined to modify the benefits it provides to certain retirees.
These benefit modifications reduced the company’s retiree medical liability by $315 million in fiscal year 2017. In future periods, total company annual cash benefit payments are expected to reduce from $32 million in fiscal year 2017 to approximately $19 million in fiscal year 2018.
Total company retiree medical expense is expected to improve by $39 million from an expense of approximately $24 million in fiscal year 2017 to income of approximately $15 million in fiscal year 2018.

Sale of Interest in Meritor WABCO Joint Venture
On Oct. 1, 2017, Meritor closed the sale of its interest in Meritor WABCO Vehicle Control Systems to a subsidiary of its joint venture partner, WABCO Holdings Inc. The total purchase price for the sale was $250 million. The company also received a final partnership distribution of $8 million immediately prior to closing.
Meritor will remain the exclusive distributor of a certain range of WABCO’s aftermarket products in the United States and Canada and a distributor in Mexico. The purchase agreement provides future options for the parties to terminate, at certain points during the first three and a half years, these distribution arrangements at a price between $225 million and $265 million based on the earnings of the business.
Debt Reduction Initiatives
Through a series of transactions in fiscal year 2017, Meritor repurchased $236 million principal amount of its outstanding convertible notes funded using a new $325 million convertible note issuance and cash on hand, reducing interest expense and share dilution. In addition, the company repurchased $100 million of its 6.75 percent unsecured notes in the fourth quarter with cash on hand. During the fourth quarter, the company announced its intention to repurchase the remaining $175 million of its 6.75 percent unsecured notes, which settled in early November 2017. As a result, the company has no significant bond maturities until 2024.
Outlook for Fiscal Year 2018
Meritor expects the following from continuing operations:

•	Revenue to be in the range of $3.6 billion to $3.7 billion.

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $160 million to $180 million (diluted earnings per share of $1.75 to $1.95).

•	Adjusted EBITDA margin of 10.8 percent to 11.0 percent.

•	Adjusted diluted earnings per share from continuing operations to be in the range of $2.20 to $2.40.

•	Operating cash flow in the range of $190 million to $200 million.

•	Free cash flow to be in the range of $90 million to $100 million.
“Stronger production in most of our global end markets combined with new business wins and continued excellent performance is paying off in our financial results,” said Jay Craig, CEO and president of Meritor. “We made solid progress toward achieving our M2019 targets in fiscal year 2017 and expect to continue building our book of business to grow our top line.”
Fourth-Quarter and Fiscal Year 2017 Conference Call
Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year results for fiscal year 2017 on Wednesday, Nov. 15 at 10 a.m. ET.
To participate, call (844) 412-1003 at least 10 minutes prior to the start of the call. Please reference passcode 98941848 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Nov. 15, until 1 p.m. ET on Nov. 22 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 98941848. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.
The company's fourth-quarter and full-year results for fiscal year 2017 will be released prior to the conference call and webcast Nov. 15. The release will be distributed through PR Newswire and posted on meritor.com.
About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,200 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of FABCO Holdings, Inc. and future results of such acquisition, including its generation of revenue and it being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our Company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental, asbestos-related, or other matters; whether the injunction relating to the Cole litigation will remain dissolved or will not otherwise be reinstated, whether the plaintiffs' petition for certiorari with the U.S. Supreme Court, which was filed on September 15, 2017, is granted and the actual impacts of our modifications to benefits provided to certain former union employee retirees as a result of the dissolution of such injunction on the company's balance sheet, earnings and amount of cash payments; possible changes in accounting rules; ineffective internal controls; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2016, as amended and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated
Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA, Segment adjusted EBITDA margin, Free cash flow and Net debt.
Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as Segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA, Segment adjusted EBITDA margin, Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over Adjusted EBITDA is a specific financial measure in our current three-year M2019 plan used to measure the company’s leverage in order to assist in the appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and Segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.
Our Board of Directors uses Adjusted EBITDA margin, Free cash flow, Adjusted diluted earnings (loss) per share from continuing operations and Net debt over Adjusted EBITDA as key metrics to determine management’s performance under our performance based compensation plans.

Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA and Segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Sales	$922	$728	$3,347	$3,199
Cost of sales	(790)	(644)	(2,863)	(2,763)
GROSS MARGIN	132	84	484	436
Selling, general and administrative	(72)	(38)	(264)	(213)
Restructuring costs	(2)	(7)	(6)	(16)
Other operating expense, net	(2)	—	(7)	(3)
OPERATING INCOME	56	39	207	204
Other income (expense), net	1	—	2	(1)
Gain on sale of equity investment	243	—	243	—
Equity in earnings of affiliates	16	10	48	36
Interest expense, net	(56)	(21)	(119)	(84)
INCOME BEFORE INCOME TAXES	260	28	381	155
Benefit (provision) for income taxes	(22)	446	(52)	424
INCOME FROM CONTINUING OPERATIONS	238	474	329	579
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	—	(1)	(4)
NET INCOME	238	474	328	575
Less: Net loss (income) attributable to noncontrolling interests	1	—	(4)	(2)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$239	$474	$324	$573

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$239	$474	$325	$577
Loss from discontinued operations	—	—	(1)	(4)
Net income	$239	$474	$324	$573

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$2.63	$5.34	$3.60	$6.27
Discontinued operations	—	—	(0.01)	(0.04)
Diluted earnings per share	$2.63	$5.34	$3.59	$6.23

Diluted average common shares outstanding	90.9	88.7	90.2	92.0

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

	September 30, 2017	September 30, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (1)	$88	$160
Receivables, trade and other, net (1)	789	396
Inventories (1)	378	316
Other current assets	43	33
TOTAL CURRENT ASSETS	1,298	905
NET PROPERTY (1)	474	439
GOODWILL (1)	414	390
OTHER ASSETS	596	760
TOTAL ASSETS	$2,782	$2,494
LIABILITIES, MEZZANINE EQUITY AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-term debt	$288	$14
Accounts and notes payable (1)	622	475
Other current liabilities	272	268
TOTAL CURRENT LIABILITIES	1,182	757
LONG-TERM DEBT	750	982
RETIREMENT BENEFITS	314	703
OTHER LIABILITIES	239	238
TOTAL LIABILITIES	2,485	2,680
MEZZANINE EQUITY:
Convertible debt with cash settlement	2	—
EQUITY (DEFICIT):
Common stock (September 30, 2017 and 2016, 101.4 and 99.6 shares issued and 88.6 and 86.8 shares outstanding, respectively)	101	99
Additional paid-in capital	765	876
Retained earnings (accumulated deficit)	83	(241)
Treasury stock, at cost (at both September 30, 2017 and September 30, 2016, 12.8 shares)	(136)	(136)
Accumulated other comprehensive loss	(545)	(809)
Total equity (deficit) attributable to Meritor, Inc.	268	(211)
Noncontrolling interests (1)	27	25
TOTAL EQUITY (DEFICIT)	295	(186)
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY (DEFICIT)	$2,782	$2,494

(1) As of September 30, 2017, Assets and Liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $13 million Receivables, trade and other, net; (iii) $2 million Inventories; (iv) $3 million Net property; (v) $1 million Goodwill; (vi) $1 million Other assets; (vii) $12 million Accounts and notes payable; and (viii) $2 million Noncontrolling interests. As of September 30, 2016, Assets and Liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $8 million Receivables, trade and other, net; (iii) $1 million Inventories; (iv) $6 million Net property; (v) $5 million Accounts and notes payable; and (vi) $3 million Noncontrolling interests.

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Meritor, Inc.	$239	$474	$324	$573
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—	—	1	4
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$239	$474	$325	$577
Interest expense, net	56	21	119	84
Provision (benefit) for income taxes	22	(446)	52	(424)
Depreciation and amortization	20	19	75	67
Noncontrolling interests	(1)	—	4	2
Loss on sale of receivables	1	(1)	5	5
Gain on sale of equity investment	(243)	—	(243)	—
Asset impairment charges	2	—	4	—
Restructuring costs	2	7	6	16
Adjusted EBITDA	$98	$74	$347	$327

Adjusted EBITDA margin (1)	10.6%	10.2%	10.4%	10.2%

Unallocated legacy and corporate expense (income), net (2)	3	(6)	3	(4)
Segment adjusted EBITDA	$101	$68	$350	$323

Commercial Truck & Industrial
Segment adjusted EBITDA	$73	$39	$244	$208
Segment adjusted EBITDA margin (3)	10.0%	7.2%	9.3%	8.5%

Aftermarket & Trailer
Segment adjusted EBITDA	$28	$29	$106	$115
Segment adjusted EBITDA margin (3)	12.4%	13.7%	12.4%	13.4%

Sales:
Commercial Truck & Industrial	$728	$541	$2,615	$2,445
Aftermarket & Trailer	226	212	853	860
Intersegment Sales	(32)	(25)	(121)	(106)
Total Sales	$922	$728	$3,347	$3,199
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Segment adjusted EBITDA margin equals Segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Income from continuing operations	$329	$579
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	75	67
Deferred income tax expense (benefit)	36	(415)
Restructuring costs	6	16
Gain on sale of equity method investment	(243)	—
Loss on debt extinguishment	36	—
Gain on sale of property	—	(2)
Equity in earnings of affiliates	(48)	(36)
Asset impairment charges	4	—
Pension and retiree medical expense	11	20
Other adjustments to income from continuing operations	20	11
Dividends received from equity method investments	44	37
Pension and retiree medical contributions	(38)	(42)
Restructuring payments	(15)	(11)
Changes in off-balance sheet accounts receivable securitization and factoring programs	26	(31)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	(64)	16
Operating cash flows provided by continuing operations	179	209
Operating cash flows used for discontinued operations	(3)	(5)
CASH PROVIDED BY OPERATING ACTIVITIES	176	204
INVESTING ACTIVITIES
Capital expenditures	(95)	(93)
Other investing activities	(34)	3
Net investing cash flows provided by discontinued operations	2	4
CASH USED FOR INVESTING ACTIVITIES	(127)	(86)
FINANCING ACTIVITIES
Borrowing and securitization	89	—
Redemption of notes	(103)	—
Repayment of notes and term loan	(408)	(55)
Proceeds from debt issuance	325	—
Debt issuance costs	(12)	—
Other financing activities	(13)	(16)
Net change in debt	(122)	(71)
Repurchase of common stock	—	(81)
CASH USED FOR FINANCING ACTIVITIES	(122)	(152)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	1
CHANGE IN CASH AND CASH EQUIVALENTS	(72)	(33)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	160	193
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$88	$160

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Income from continuing operations attributable to Meritor, Inc.	$239	$474	$325	$577
Adjustments:
Restructuring costs	2	7	6	16
Gain on sale of equity investment	(243)	—	(243)	—
Loss on debt extinguishment	36	—	36	—
Asset impairment charges, net of noncontrolling interests	1	—	3	—
Tax valuation allowance reversal, net and other (1)	(68)	(454)	(68)	(454)
Non-cash tax expense (2)	15	3	37	13
Income tax expense (benefits) (3)	74	—	74	(1)
Adjusted income from continuing operations attributable to Meritor, Inc.	$56	$30	$170	$151

Diluted earnings per share from continuing operations	$2.63	$5.34	$3.60	$6.27
Impact of adjustments on diluted earnings per share	(2.01)	(5.00)	(1.72)	(4.63)
Adjusted diluted earnings per share from continuing operations	$0.62	$0.34	$1.88	$1.64

Diluted average common shares outstanding	90.9	88.7	90.2	92.0
(1) The three and twelve months ended September 30, 2017 include non-cash income tax benefit (expense) of $52 million related to the partial reversal of the U.S. valuation allowance, $15 million related to tax planning strategies associated with the sale of equity investment and $1 million related to other correlated tax relief. The three and twelve months ended September 30, 2016 include non-cash income tax benefit (expense) of $438 million related to the partial reversal of the U.S. valuation allowance ($9) million related to the establishment of a valuation allowance in Brazil and $25 million related to other correlated tax relief.
(2) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.
(3) The three and twelve months ended September 30, 2017 include $89 million of income tax expense related to the gain on sale of equity investment, $14 million of income tax benefit related to the loss on debt extinguishment and $1 million of income tax benefits related to other adjustments.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Cash provided by operating activities	$40	$60	$176	$204
Capital expenditures	(43)	(27)	(95)	(93)
Free cash flow	$(3)	$33	$81	$111

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2018— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2018 Outlook (1)
Net income attributable to Meritor, Inc.	$160-$180
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$160-$180
Interest expense, net	60-70
Provision for income taxes	70-80
Depreciation and amortization	~80
Restructuring	~5
Other (noncontrolling interests, loss on sale of receivables, etc.)	~10
Adjusted EBITDA	$385-$405

Sales	$3,600-$3,700

Adjusted EBITDA margin (2)	10.8%-11.0%

Diluted earnings per share from continuing operations	$1.75-$1.95
Adjustments:
Restructuring costs	~0.05
Non-cash tax expense (3)	~0.40
Adjusted diluted earnings per share from continuing operations	$2.20-$2.40

Diluted average common shares outstanding	92.0

Cash flows provided by operating activities	$190-$200
Capital expenditures	~(100)
Free cash flow	$90-$100
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

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